Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 637-5000

Syniverse Reports Second Quarter 2007 Results

Tampa, Fla. – July 31, 2007 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today reported results for the second quarter 2007.

•	Total revenues were $91.4 million for the second quarter 2007, an 11.2% increase compared to the second quarter 2006.

•	Net revenues, which exclude off-network database queries or pass-through revenue, were $89.8 million for the second quarter 2007, a 13.7% increase compared to the second quarter 2006.

•	Net income was $11.7 million in the second quarter 2007, a 23.0% increase compared to $9.5 million in the second quarter 2006.

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Cash net income, a non-GAAP measure of profitability, was $17.9 million for the second quarter 2007, a 38.7% increase compared to the second quarter 2006. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes, and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income.

•	Cash net income per diluted share was $0.26 in the second quarter 2007, a 36.8% increase compared to the second quarter 2006.

•	Adjusted EBITDA, a non-GAAP measure of operating cash flow, was $37.1 million for the second quarter 2007, a 26.7% increase compared to $29.3 million in the second quarter 2006.

“Syniverse continued to execute its strategic plan in the second quarter, with strong growth in data services and global expansion driving financial outperformance. Key data services such as SMSig for SMS Interoperability and Mobile Data Roaming saw accelerating growth, while new contracts in Singapore, Hong Kong, and Georgia expand our global reach.,” said Tony Holcombe, President and CEO of Syniverse. “Given the robust results through six months, combined with strong organic trends that we anticipate for the remainder of 2007, we are increasing our full year outlook.”

Chief Financial Officer David Hitchcock added, “Syniverse delivered strong financial results in the second quarter, with organic revenue growth of 6.3% year over year. This growth, combined with continued cost management, led to a significant expansion in our margins. Syniverse continues to generate significant free cash flow from operations, and we’ve increased our free cash flow expectations for the full year.”

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com

Second Quarter 2007 Service Line Revenue

Technology Interoperability Services

Technology Interoperability Services revenues were $42.1 million in the second quarter 2007, a 36.6% increase compared to the second quarter 2006, primarily driven by increases in data services such as SMS interoperability, mobile data roaming, as well as acquired revenues from ITHL. Organic revenue growth was 17.6%, while the services acquired from ITHL in June 2006 contributed $5.8 million.

Network Services

Network Services revenues were $31.2 million in the second quarter 2007, a 1.0% decrease compared to the second quarter 2006, as wireline migrations were mostly offset by organic increases in data networking and SS7 connectivity.

Number Portability Services

Number Portability Services revenues were $6.9 million in the second quarter 2007, a 3.9% decrease compared to the second quarter 2006, as the price impact of certain renewals was partially offset by increased revenues from new services provided to Canadian mobile operators.

Call Processing Services

Call Processing Services revenues were $8.4 million in the second quarter 2007, a 15.6% increase compared to the second quarter 2006, driven higher by Signaling Solutions revenue from increased domestic and international roaming.

Enterprise Solutions

Enterprise Solutions revenues were $1.1 million in the second quarter 2007.

Off-Network Database Queries (Pass-Through)

Pass-through revenues for the second quarter 2007 were $1.6 million.

Second Quarter 2007 Business Highlights

•

Agreement to acquire the wireless clearing and financial settlement business of Billing Services Group. This transaction remains subject to European Commission approval, and Syniverse has filed for a 20 day extension to the Commission’s Phase 2 review.

•	Named David Hitchcock as Chief Financial Officer

•	Appointed as Singapore’s only number portability centralized database administrator.

•	New GSM clearing contracts with SmartTone Vodafone of Hong Kong, Mobitel of Georgia.

Outlook

Based on strong results from the first six months and an improved outlook for the remainder of the year, the company is increasing its outlook as follows:

Net Revenues	$345 - $350 million
Adjusted EBITDA	$133 - $138 million
Cash Net Income	$60 - $65 Million

Additionally, the company expects to generate operating free cash flow in excess of $75 million.

Non-GAAP Measures

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and, hence, reduces cash tax liabilities.

Syniverse’s Adjusted Net Income is determined by adding the following to net income: provision for income taxes, restructuring costs, amortization of intangibles recorded in purchase accounting, loss on extinguishment of debt, headquarters facilities move expenses, transition expenses of integrating the IOS North America business, loss from disposal of assets, SFAS 123R non-cash compensation, data processing contract termination fee, litigation settlement and less non-operating gains to arrive at Adjusted Net Income (loss) before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these non-GAAP measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income: net interest expense, provision for income taxes, depreciation, amortization, restructuring charges, loss on extinguishment of debt, headquarters facilities move expenses, the transition expenses of integrating the IOS North America business, loss from disposal of assets, SFAS 123R non-cash compensation, data processing contract termination fee, litigation settlement and less non-operating gains. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Cash Net Income to net income (loss) is presented in the financial tables contained herein.

Syniverse’s Free Cash Flow is determined by adding (or subtracting) the following to Net cash provided by operating activities: (capital expenditures), cash paid (received) in legal settlement and (accrued but not yet paid acquisition earn-out).

We present Adjusted EBITDA and Free Cash Flow because we believe that Adjusted EBITDA and Free Cash Flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and Free Cash Flow as a primary measures to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and Free Cash Flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA and Free Cash Flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Free Cash

Flow, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, cash flows from operating activities, and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA and Free Cash Flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income as supplemental information.

Second quarter 2007 Earnings Call

Syniverse Technologies will host a conference call today at 4:30 p.m. ET to discuss these results. To participate on this call, U.S. callers may dial toll-free 1-866-272-9941; international callers may dial direct (+1) 617-213-8895. The passcode for this call is 77001491.

This event will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning shortly after the call concludes through August 14, 2007, at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll-free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 94860182.

In addition, this earnings call will be archived on the Syniverse Technologies corporate web site www.syniverse.com under Investors – Webcasts and Presentations.

About Syniverse

Syniverse Technologies (NYSE:SVR) makes it possible for over 350 communications companies in more than 50 countries to address market changes and demands as they deliver everything from voice calls to sophisticated data and video services. By ensuring that disparate technologies and standards interoperate, Syniverse allows operators to provide seamless, interactive mobile services to their subscribers wherever and whenever they need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; changes in our tax status; risks or uncertainties inherent in or related to the integration of the business we proposed to acquire (including unanticipated operating costs and business disruptions following the proposed transaction); our ability to secure financing for the proposed acquisition; the timing or impact of any regulatory or governmental approvals; satisfaction of the various closing conditions set forth in the share purchase agreement for the proposed acquisition, and the timing of the closing of the proposed acquisition. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

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Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2007	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007
Technology Interoperability Services	$30,798	$42,061	$56,634	$79,856
Network Services	31,549	31,245	63,043	61,669
Number Portability Services	7,220	6,938	13,950	13,044
Call Processing Services	7,288	8,422	14,479	15,630
Enterprise Solution	2,084	1,089	4,214	2,280

Revenues excluding Off Network Database Queries	78,939	89,755	152,320	172,479
Off Network Database Queries	3,255	1,620	5,291	3,274

Total Revenues	82,194	91,375	157,611	175,753
Cost of operations	33,545	34,075	64,751	67,516

Gross Margin	48,649	57,300	92,860	108,237
Gross Margin %	59.2%	62.7%	58.9%	61.6%
Gross Margin % before Off Network Database Queries	61.6%	63.8%	61.0%	62.8%
Sales and marketing	6,871	7,652	12,364	14,464
General and administrative	13,673	13,616	30,984	27,603
Depreciation and amortization	9,868	10,724	19,849	21,003
Restructuring	—	773	338	2,555

Operating income	18,237	24,535	29,325	42,612

Other expense, net
Interest expense, net	(6,262)	(5,572)	(12,370)	(11,196)
Loss on extinguishment of debt	—	—	(924)	—
Other, net	211	75	330	128

	(6,051)	(5,497)	(12,964)	(11,068)

Income before provision for income taxes	12,186	19,038	16,361	31,544
Provision for income taxes	2,699	7,370	3,324	12,230

Net income	$9,487	$11,668	$13,037	$19,314

Net income per share
Basic	$0.14	$0.17	$0.20	$0.29
Diluted	$0.14	$0.17	$0.19	$0.29

Shares used in calculation
Basic	66,909	67,294	66,828	67,257
Diluted	67,873	67,439	67,568	67,396

Selected Balance Sheet Data (unaudited): (in thousands)	As of June 30, 2007
Cash	$48,239

Senior subordinated notes	$175,000
Term note B	135,865

Total debt	$310,865

Common stock and additional paid-in capital	$460,804
Accumulated deficit and other comprehensive income	(27,831)

Total stockholders’ equity	$432,973

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2007	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007
Reconciliation to adjusted EBITDA
Net income	$9,487	$11,668	$13,037	$19,314
Interest expense, net	6,262	5,572	12,370	11,196
Provision for income taxes	2,699	7,370	3,324	12,230
Depreciation and amortization	9,868	10,724	19,849	21,003
Restructuring	—	773	338	2,555
SFAS 123R non-cash compensation	329	984	329	1,469
IOS North America transition expenses	(258)	—	794	—
Facilities move expense	1,104	—	5,438	—
Loss on extinguishment of debt	—	—	924	—
Non-operating gains	(211)	—	(330)	—

Adjusted EBITDA	$29,280	$37,091	$56,073	$67,767

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2007	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007
Reconciliation to adjusted net income and cash net income
Net income	$9,487	$11,668	$13,037	$19,314
Add provision for income taxes	2,699	7,370	3,324	12,230

Income before provision for income taxes	12,186	19,038	16,361	31,544
Restructuring	—	773	338	2,555
SFAS 123R non-cash compensation	329	984	329	1,469
Purchase accounting amortization	4,188	4,703	8,414	9,406
IOS North America transition expenses	(258)	—	794	—
Facilities move expense	1,104	—	5,438	—
Loss on extinguishment of debt	—	—	924	—
Non-operating gains	(211)	—	(330)	—

Adjusted income before provision for income taxes	17,338	25,498	32,268	44,974
Less assumed provision for income taxes at 39%	(6,762)	(9,944)	(12,585)	(17,540)

Adjusted net income	10,576	15,554	19,683	27,434
Add cash savings of tax deductible goodwill(1)	2,300	2,301	4,600	4,602

Cash net income	$12,876	$17,855	$24,283	$32,036

Adjusted net income per share	$0.16	$0.23	$0.29	$0.41
Cash net income per share	$0.19	$0.26	$0.36	$0.48
Diluted shares outstanding	67,873	67,439	67,568	67,396

1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2007	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007
Reconciliation to free cash flow
Cash from operations	$24,997	$17,705	$26,348	$38,735
Capital expenditures	(6,046)	(6,464)	(10,821)	(16,053)
Less cash received in legal settlement	—	—	—	(2,500)
Change in working capital due to ITHL contingent payment	—	6,895	—	6,160

Free Cash Flows	$18,951	$18,136	$15,527	$26,342

Supplemental information:
Cash interest paid	$3,066	$2,511	$13,303	$11,763
Cash income taxes paid	21	1,650	21	1,650